UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June13, 2008

SILVERSTAR MINING CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-140299
(Commission File Number)

Not Applicable
(IRS Employer Identification No.)

621 Bank Street, Wallace, Idaho 83873
(Address of principal executive offices and Zip Code)

(604) 960-0535
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

As used in this current report, the terms “we”, “us” and “our” refer to Silverstar Mining Corp., a Nevada corporation.

On June 13, 2008, we entered into a share exchange agreement with Silverdale Mining Corp., a Nevada corporation, and the shareholders of Silverdale Mining Corp. Pursuant to the terms of the share exchange agreement, we have agreed to acquire all of the issued and outstanding shares of Silverdale Mining Corp.’s common stock in exchange for the issuance by our company of 4,334,000 shares of our common stock to the shareholders of Silverdale Mining Corp. A copy of the share exchange agreement is attached hereto as Exhibit 2.1.

Business of Silverdale Mining Corp.

Silverdale Mining Corp. is an exploration stage mining company whose principal focus is developing the properties that it has an interest in which are located in Idaho.

Terms and Conditions of the Share Exchange Agreement

One of the terms and conditions of the share exchange agreement that is material to our company is that Silverdale Mining Corp. will have delivered to our company audited financial statements prepared in accordance with United States GAAP and audited by an independent auditor registered with the Public Company Accounting Oversight Board in the United States.

The foregoing description of the share exchange agreement is qualified in its entirety by the contents of the share exchange agreement attached as Exhibit 2.1 to this current report.

Due to conditions precedent to closing, including those set out above, and the risk that these conditions precedent will not be satisfied, there is no assurance that we will complete the share exchange.

Item 9.01 Financial Statements and Exhibits

2.1	Share Exchange Agreement dated June 13, 2008, among our company, Silverdale Mining Corp. and the selling the shareholders of Silverdale Mining Corp. as set out in the share exchange agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVERSTAR MINING CORP.

/s/ Jim MacKenzie
Jim MacKenzie
President, Chief Executive Officer
and Director

Date: June 13, 2008